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                                                                    EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT
                               SECOND MODIFICATION

         The purpose of this letter is to modify and amend the Executive Employment Agreement (the "Agreement") by and between Manhattan Associates, Inc. a Georgia corporation ("Company"), and Richard Haddrill ("Executive") that was entered into the 11th day of October 1999, as modified by the Executive Employment Agreement Modification (the "First Modification") effective as of July 19, 2001, which remains in full force and effect other than as modified herein. This modification (the "Second Modification") shall be effective as of the date of execution. In the event of a conflict between this Second Modification and the Agreement as previously modified by the First Modification, the terms of this Second Modification shall control. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

         WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company; and

         WHEREAS, Executive has agreed to continue in the employ of the Company through December 31, 2004, in the position of President and Chief Executive Officer or such other position as may be designated by the Board of Directors of the Company upon the hiring of Executive's successor as Chief Executive Officer. In light of this agreement, Company has agreed to modify the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1.       Employment and Duties.

                  A. Company shall continue to employ Executive as President and Chief Executive Officer through December 31, 2004. Executive hereby accepts employment on the terms set forth herein and in the Agreement as modified hereby. Executive shall continue to report to the Board of Directors.

                  B. Executive shall continue with the duties that have been established and as are normally associated with the duties of President and Chief Executive Officer. Specifically, Executive shall have overall primary responsibility for the functions of the Company.

                  C. Notwithstanding the foregoing, in the event that the Company hires a new Chief Executive Officer, Executive shall have such positions, titles, duties, and responsibilities as may be designated by the Board of Directors of the Company, which change will not constitute an event giving rise to Constructive Termination. Executive shall continue to report to the Board of Directors.

         2. Term. The term of both this Second Modification and the Agreement will expire on December 31, 2004, and the Agreement will not be further extended under Section 4 of the Agreement.

         3.       Compensation.

                  A. Base Salary. During his employment hereunder, Company shall continue to pay Executive a base salary ("Base Salary") at the rate of $29,775 per month ($357,305 annualized), such amounts to be increased by 6% beginning January 1, 2004, subject to all standard employment deductions.

                  B. Option Grant. In addition to the stock option compensation provided to Executive pursuant to paragraphs 3.D. of the Agreement and 2.C. of the First Modification, the Company has granted Executive a nonqualified option (the "Option" and, collectively with such other option grants, the "Stock Options") to purchase 300,000 shares of the Company's common stock with a 10 year term at an exercise price per share of $17.90, which amount was equal to the fair market value of a share of the Company's common stock as of the date of grant of the Option. The Option is subject to the terms and conditions set forth in the Stock Option Grant, dated October 23, 2002, which memorializes the Option. Notwithstanding the foregoing, in the event that the

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Executive is no longer serving as an officer or director of the Company, other than for Cause as defined in 5.A. of the Agreement, the entire Option or such portion thereof which shall have vested must be exercised within 2 years of the date that he is no longer an officer or director of the Company. In the event the Executive's employment is terminated for Cause or in the event of a volitional termination as defined in 5.B. of the Agreement prior to December 31, 2004, Executive shall have 30 days after such termination to exercise any vested Options. Notwithstanding any provision to the contrary and in lieu of any other provisions in the Agreement or the First Modification, in the event of a termination of Executive's employment, after October 1, 2004 and prior to January 1, 2005, by the Company other than for Cause or by Executive which constitutes Constructive Termination, all of Executive's options shall vest and all other terms including any restrictions on the Executive's outstanding Options shall continue in full force and effect.

                  C. Performance-Related Bonus. This paragraph supersedes Paragraph 2.B. of the First Modification and Paragraph 3.B. of the Agreement. For fiscal years 2003 and 2004, Executive shall be eligible to receive a performance-related bonus equal to 1.5% of the pre-tax operating income (as defined in the Agreement) for the respective year. The bonus amount for 2003 and 2004 shall be paid on or before March 31, 2004 and 2005, respectively; provided, however, that in the event of a termination of Executive's employment, prior to January 1, 2004 or 2005, respectively, by the Company for Cause or by Executive which does not constitute Constructive Termination, or Executive's failure to remain in the position of Chief Executive Officer for the entire 2003 or 2004 fiscal year, respectively, Executive shall forfeit any bonus, accrued or otherwise, for such year. In the event of a termination of Executive's employment, prior to January 1, 2004 or 2005, respectively, by the Company other than for Cause or by Executive which constitutes Constructive Termination, then Executive shall receive the bonus accrued for the period up to the last completed financial quarter preceding such Termination, payable within 30 days of such Termination or if the quarterly audit has not been completed by the Company's auditors, payable within 30 days of the completion of such audit. In no event, however, shall Executive's total compensation for any year (calculated as Base Salary plus performance-related or other cash bonuses) exceed $1,000,000.

         4. Severance. Notwithstanding any provision to the contrary and in lieu of any other provisions in the Agreement or the First Modification, in the event of a termination of Executive's employment, prior to December 31, 2004, by the Company other than for Cause or by Executive which constitutes Constructive Termination, the Company shall continue to pay Executive an amount equal to twice his annual Base Salary (in effect at the time of termination). Any severance payment hereunder shall be subject to all required deductions, and the Company's obligation to make the severance payments shall be conditioned upon Executive's (i) execution of a release agreement in the form attached to the Agreement as Exhibit A, and (ii) compliance with the restrictive covenants and all post-termination obligations contained in the Agreement. No severance shall be due for any termination upon or following the expiration of this Second Modification and the Agreement on December 31, 2004. Section 5.C. of the Agreement is hereby deleted in its entirety.

         5. Constructive Termination. Notwithstanding any provision to the contrary in the Agreement or the First Modification, neither the assignment of Executive to a new position, having such title, duties, responsibilities, and reporting requirements as may be designated by the Board upon the hiring of a new Chief Executive Officer, nor (b) the changes to Executive's compensation provided in this Second Modification shall constitute Constructive Termination.
Section 1.G., clause (A)(i) of the Agreement is hereby amended and replaced with the following: "the Executive is directed to report to other than the Board or the Executive is not timely paid his compensation under this Agreement".

         6. Miscellaneous. Except as hereby modified and amended, the Agreement, as modified by the First Modification, shall remain in full force and effect. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Second Modification in all respects, whether as to its validity, construction, capacity, performance or otherwise. This Second Modification may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                       COMPANY:

                                       Manhattan Associates, Inc.



                                       By: /s/ John Huntz
                                          --------------------------------------
                                          Name: John Huntz
                                          Title: Chairman
                                          Date: 11/10/03



                                       EXECUTIVE:



                                       /s/ Richard Haddrill
                                       -----------------------------------------
                                       Richard Haddrill
                                       Date: 11/04/03


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